Exhibit 99.1

Andrew Bednar Appointed CEO of Perella Weinberg Partners;
Peter Weinberg Will Continue as Chairman of the Board of Directors

New York, NY, September 26, 2022 - Perella Weinberg Partners (the “Company”, the “Firm” or “PWP”) (NASDAQ: PWP), a leading global independent advisory firm, today announced that Peter Weinberg has informed the Board of Directors of his intention to step down from his role as CEO, effective January 1, 2023. Andrew Bednar, Co-President, has been unanimously approved by the Board as the CEO of the Firm, effective January 1, 2023.

Mr. Weinberg will continue to serve as the Chairman of the Board of Directors and Chairman of the working partner committee that controls the Company’s high-vote stock. He is also excited to return his focus primarily to working with clients and prospects of the Firm around the world.

Dietrich Becker, a founding partner based in London who has served as Co-President with Mr. Bednar, will become President and continue as a member of the Board of Directors.

Since Perella Weinberg Partners’ founding sixteen years ago, the Firm has grown to approximately 650 employees, reported revenues of approximately $800 million in 2021 and operates out of 10 offices around the world. In 2021, the Firm successfully transitioned from a private partnership to a public company.

“Andrew is a founding partner of the Firm, with an impressive track record advising some of our largest and most well known clients on transactions globally,” Mr. Weinberg said. “Andrew’s successful career as a banker, coupled with the leadership he has shown over the last two and a half years as Co-President, position him well to lead our firm through its next phase of growth and development.”

Mr. Bednar joined the Firm at its inception in 2006, has served as Co-President with Dietrich Becker since March 2020 and as a member of the Board of Directors since June 2021. He will continue as a member of the Board of Directors after his transition to CEO. Mr. Bednar is a seasoned advisor, with over 25 years of investment banking experience. Prior to joining PWP, he served as head of U.S. Mergers & Acquisitions at Bank of America, a Managing Director at Goldman Sachs & Co., and a corporate attorney at Cravath, Swaine & Moore LLP.

“I’m honored, humbled and excited to work with such an exceptional group of partners and colleagues at PWP and lead the Firm going forward,” Mr. Bednar said. “We have an enormous opportunity to grow the Firm by continuing our mission and doing what we do best – advising clients on complex strategic and financial challenges - while adhering to our core values: trust, integrity and teamwork.”

About PWP

Perella Weinberg Partners is a leading global independent advisory firm, providing strategic and financial advice to a broad client base, including corporations, institutions, governments, sovereign wealth funds, and the financial sponsor community. The firm offers a wide range of advisory services to clients in the most active industry sectors and global markets. With approximately 650 employees, PWP currently maintains offices in New York, Houston, London, Calgary, Chicago, Denver, Los Angeles, Paris, Munich, and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions). Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A further list and description of these risks, uncertainties and other factors can be found in the Company’s filings with the SEC, including Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the SEC on July 7, 2022. These filings and subsequent filings are available online at www.sec.gov or on request from the Company.

Contacts

For Perella Weinberg Partners Investor Relations: investors@pwpartners.com
For Perella Weinberg Partners Media: media@pwpartners.com